Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com

CASCADE FINANCIAL POSTS RECORD PROFITS AND 11% CORE EARNINGS GROWTH IN 2006;
SOLID LOAN AND LOW-COST DEPOSIT GROWTH CONTINUE, CREDIT QUALITY REMAINS OUTSTANDING

Everett, WA - January 23, 2007 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported that improvements in its core banking business resulted in record profits in both the fourth quarter and 2006, with 15% year-over-year loan growth, a 16% increase in checking deposits, and continued strong credit quality.

GAAP net income was $13.4 million in 2006, or $1.08 per diluted share, compared to $13.0 million, or $1.06 per diluted share in 2005. In the quarter ended December 31, 2006, net income was $3.5 million, or $0.29 per diluted share, up from $3.4 million, or $0.28 per diluted share in the fourth quarter of 2005. All per share data has been adjusted to reflect the 5-for-4 stock split paid in May of 2006.

“We generated strong results in 2006, including continued growth of high-quality assets and a meaningful transformation of our deposit mix,” stated Carol K. Nelson, President and CEO. “We posted record profits even after absorbing the one-time cost of a new technology platform. Core earnings were up 8% in the fourth quarter and 11% for 2006, exceeding our stated target of high single-digit growth for the year. Looking ahead, we are well-positioned to take further advantage of the opportunities in our market and the investments we made in Cascade during 2006.”

“We converted the bank’s data processing system and began to expense stock options in 2006, which drove up expenses substantially over 2005,” added Lars Johnson, Chief Financial Officer. “We also terminated interest rate swaps in each of the last two years, taking a charge in 2006 and a gain in 2005. Lastly, we sold commercial real estate and multifamily loans (CRE) for gains in each of the last two years. We believe that isolating these items, which are not part of our fundamental banking business, gives a more accurate reflection of the strength of our business than the GAAP numbers.”

CORE EARNINGS TO GAAP RECONCILIATION (1)

($ in 000s)	4Q06	4Q05	Change	2006	2005	Change
GAAP Net income	$3,542	$3,416	4%	$13,355	$13,046	2%
Adjustments
Gain on CRE loan sale	(256)	-		(256)	(590)
Gain on sale of securities	-	(54)		-	(67)
Interest rate swap termination (gain)	150	-		150	(275)
Conversion expenses	151	-		381	-
Stock option expense	75	-		287	-
Net tax effect	(15)	17		(90)	302
Core Earnings	$3,647	$3,379	8%	$13,827	$12,416	11%

(1) Cascade defines core earnings as net income excluding certain non-core items that fluctuate significantly or occur infrequently. These non-core items include merger-related expenses, significant infrequent gains, losses or expenses that are not reflective of continuing operations. Core earnings is a non-GAAP financial measure.

2006 Financial Highlights: (Compared to 2005)

•	Checking account balances grew 16%.

•	Checking and service fees rose 11% to $4.5 million.

•	Core commercial loan portfolio (construction, business and commercial real estate) increased 21% to $852 million.

•	Total loans increased 15% to $1.0 billion.

•	Total assets increased 11% to $1.3 billion.

•	Credit quality remained very strong:

•	Nonperforming assets dropped to 0.06% of total assets at year-end.

•	Net charge offs were only 0.02% of total loans.

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Cascade Financial - 2006 Results
January 23, 2007

Balance Sheet Management

“Population growth in our market area continues to outpace the state, and job growth is following suit,” Nelson said. ”The aerospace, retail, business services and healthcare industries in particular have been strong, and the building of new commercial and residential properties are also fueling the economic expansion. We have earned a reputation as a value-added partner in construction lending, and with its superior margins, we have emphasized growing that part of our business. Commercial real estate and multifamily loans are also in high demand, although competition has driven down margins fairly dramatically.”

“Total loans grew by $130 million and were up 15% over the past year to $1.0 billion, despite the sale of $34.1 million of commercial real estate and multifamily loans in the fourth quarter,” Johnson added. “In addition to generating a $256,000 gain, the loan sale helped offset the charge associated with the termination of an interest rate swap. More importantly, we sold adjustable rate loans with varying reset times and utilized the proceeds to originate prime-based loans at substantially higher interest rates. As a result, we have mitigated our interest rate exposure.”

Core commercial loans, which include business, construction, and commercial real estate, increased 21% in 2006 to $852 million at year-end, from $701 million at the end of 2005. These loans now account for 85% of total loans, compared to 80% of loans at December 31, 2005.

Construction lending has been particularly strong, with that segment of the portfolio growing by 75% to $290 million over the last year, and business loans increased 12% to $442 million. Commercial real estate loans decreased by 15% to $119 million and multifamily loans dropped 33% to $34.7 million, reflecting the loan sales and an emphasis on more profitable lending opportunities. Total retail loans, which include single-family mortgages as well as home equity and other consumer loans, decreased by 3% to $124 million.

LOANS ($ in 000s)	December 31, 2006		September 30, 2006		December 31, 2005
Business	$442,391	44%	$440,586	44%	$394,034	45%
R/E Construction	289,993	29%	241,951	24%	165,957	19%
Commercial R/E	119,298	12%	144,313	15%	141,109	16%
Multifamily	34,719	3%	41,070	4%	52,057	6%
Retail	124,036	12%	123,937	13%	127,589	14%
Total Loans	$1,010,437	100%	$991,857	100%	$880,746	100%

“The strong lending activity helped us grow total assets by 11% to $1.3 billion, even as total securities decreased 3% over the course of the year to $239 million,” Johnson said. “Deploying more capital into loans will remain a priority as long as profitable opportunities exist. Securities dropped to 18% of total assets at year-end 2006, compared to 20% of a smaller asset base a year ago, contributing to our margin stabilization in a difficult rate environment. Growing checking and money market accounts while letting some expensive time deposits run off has also helped.”

“Our High Performance Checking (HPC) program has helped build transaction accounts and decreased our dependence on costly time deposits,” Nelson said. “At the end of March 2005, just before the launch of our HPC program, total deposits were $782 million, 60% of which were CDs. Since that time, total deposits have grown to $855 million, while CDs have decreased by $40 million to just half of total deposits. While we still have room for improvement, I anticipate that the addition of our new Business HPC program, launched earlier this month, should help us continue to improve our funding mix.”

Cascade opened 6,354 new personal checking accounts in 2006, an increase of 33% over 2005, primarily reflecting the success of HPC targeting retail accounts. Personal checking balances have grown by 23% and business checking balances have increased by 11% since the end of 2005, while savings and money market account balances have grown by 48% over the past year, reflecting a focus on generating accounts from local governments. Conversely, CDs have declined by 11% since the end of December 2005. Total deposits were $855 million at year-end 2006, up 7% from $796 million a year earlier.

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Cascade Financial - 2006 Results
January 23, 2007

DEPOSITS ($ in 000s)	December 30, 2006		September 30, 2006		December 30, 2005
Personal checking accounts	$57,075	7%	$55,510	7%	$46,337	6%
Business checking accounts	82,432	9%	81,956	10%	74,131	10%
Savings and MMDA	290,444	34%	262,206	31%	196,790	24%
CDs	425,498	50%	440,434	52%	478,510	60%
Total Deposits	$855,449	100%	$840,106	100%	$795,768	100%

Stockholders’ equity increased by 10% to $115 million, compared to $105 million at the end of the December 2005. Book value per share grew to $9.53 at year-end 2006, from $8.76 a year ago. Tangible book value was $7.38 per share at the end of the year, compared to $6.59 twelve months earlier. Cascade remains well capitalized with a Tier 1 Capital ratio of 8.89%.

Asset Quality

“Strong credit quality has been a hallmark at Cascade for many years, and 2006 was no exception,” Nelson said. “Compared to year-end 2005, we have reduced our nonperforming loans and assets, grown our allowance for loan losses, and kept charge-offs nearly flat for the year, while growing our loan portfolio by $130 million. The credit quality metrics returned to a more normalized level during the fourth quarter, after reaching a record low at the end of the third quarter.”

At year-end, nonperforming loans (NPLs) were $851,000, compared to $112,000 at the end of the preceding quarter and $2.0 million at the end of 2005. NPLs represented 0.08% of total loans at December 31, 2006, compared to 0.01% of total loans three months earlier and 0.23% at year-end 2005. Nonperforming assets were just 0.06% of total assets, compared to 0.01% at the end of the preceding quarter, and 0.17% a year ago. Net charge-offs (NCOs) were $266,000 in 2006, including $167,000 in the fourth quarter, compared to $254,000 in 2005, with $27,000 occurring in the fourth quarter.

The provision for loan losses was $150,000 in the fourth quarter and totaled $1.0 million in the year, far exceeding NCOs but reflecting the continued growth in the loan portfolio. The allowance for loan losses was $11.0 million at year-end 2006, equal to 1.09% of total loans and far in excess of nonperforming loans.

Operating Results

Net interest income before the provision for loan losses was $10.2 million in the fourth quarter of 2006, compared to $9.3 million a year earlier. A larger asset base and improved yields in the loan portfolio have helped offset rising deposit costs. Noninterest income was $1.5 million in the quarter, basically flat from a year ago. The commercial real estate and multifamily loan sale in the fourth quarter boosted gain on sale of loans to $305,000, compared to $160,000 in the fourth quarter of 2005. The loan sale also helped offset the $150,000 charge associated with the termination of an interest rate swap. In the fourth quarter of 2005, noninterest income included a $54,000 gain on sale of securities.

“An added benefit of the HPC program, in addition to the low-cost deposits, is the checking and service fees that come with them,” Nelson said. “Our service fees are basically flat from the fourth quarter of last year and actually down a bit on a sequential-quarter basis, as we waived some fees concurrent with our core processor conversion and generally saw fewer customer overdrafts. As we ramp up Business HPC in the coming months, I expect that our fee income will return to a more normalized level.”

Total other expenses were flat on a sequential-quarter basis, but increased 13% over the fourth quarter of 2005 to $6.3 million, from $5.6 million in the same quarter last year. The rise in operating expenses includes $151,000 in system conversion expenses, $75,000 in stock option expense, and a $269,000 increase in compensation expense.

For the full year, net interest income was $39.4 million in 2006, up 8% from $36.5 million in 2005. Total other income was $6.0 million in the year, compared to $6.3 million in 2005. Gains on sales of loans and securities were down by $449,000 from the previous year, offsetting a $427,000 increase in checking and service fees. In addition, other income reflects the $150,000 swap termination charge in 2006, and in 2005 includes a $275,000 gain from a swap termination. Total other expenses increased 9% to $24.6 million, including $381,000 in system conversion costs and $287,000 in stock option expenses.

“The costs of our core processor conversion and a full year of expensing stock options are behind us now,” Nelson said. “We anticipate that our operating expenses will also return to more normalized growth rates in 2007. I expect a moderate rise over the 2006 level, reflecting the incremental costs associated with Business HPC, the opening of our Shoreline Branch this summer, and general growth in our business.”

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Cascade Financial - 2006 Results
January 23, 2007

Net Interest Margin & Interest Rate Risk

“Despite making steady improvements in our asset and deposit mix, our net interest margin has remained in a relatively narrow band,” Johnson said. “The CDs that still make up half of our deposit base are repricing at higher rates, and we continue to see tough competition on the pricing of new deposits. Although our asset yield has shown steady improvement over the last two years, it has been outpaced by our rising funding costs.” The net interest margin was 3.23% in the fourth quarter, compared to 3.24% in the preceding quarter and 3.29% a year ago. For the full year, the net interest margin was 3.26% in 2006, compared to 3.35% in 2005.

	4Q06	3Q06	2Q06	1Q06	4Q05	3Q05	2Q05	1Q05	4Q04
Asset yield	7.03%	6.95%	6.76%	6.53%	6.41%	6.33%	6.17%	5.97%	5.90%
Liability cost	4.26%	4.15%	3.94%	3.60%	3.50%	3.28%	3.11%	2.94%	2.80%

Spread	2.77%	2.80%	2.82%	2.93%	2.91%	3.05%	3.06%	3.03%	3.10%
Margin	3.23%	3.24%	3.24%	3.31%	3.29%	3.41%	3.38%	3.34%	3.41%

“According to our interest rate risk models, we still have only moderate exposure to interest rate moves in either direction,” Johnson said. “I believe that our margin is likely to remain under pressure due to intense competitive pressures for both loans and deposits. Our ongoing efforts to grow prime-based loans and improve our funding mix should help keep our margin fairly steady, but the process is slow.”

Performance Measures

Cascade’s return on tangible equity (ROTE) was 16.0% for the fourth quarter, compared to 17.8% a year ago. For the full year, ROTE was 16.1%, compared to 17.8% in 2005. Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares, and believes that it provides a more consistent comparison with pre-merger performance. Return on GAAP equity (ROE) was 12.3% in the quarter, compared to 13.3% a year earlier, and was 12.2% for the full year, compared to 13.1% in 2005. The efficiency ratio was 53.9% in the fourth quarter of 2006, and 54.1% for the full year, versus 52.2% and 52.8%, respectively, in 2005.

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Wednesday, January 24, at 11:00 am PST (2:00 pm EST). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2137 to participate in the live call. A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11079857#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 19 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend, with a Shoreline branch scheduled to open this summer.

In September 2006, US Banker magazine named President and CEO Carol Nelson one of 25 Women to Watch in the industry. Ryan Beck & Co. ranked CASB #56 on its list of top performing bank stocks nationally, based on a five-year total return. In January 2006, Washington CEO magazine named Nelson a CEO of Influence.

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Cascade Financial - 2006 Results
January 23, 2007

INCOME STATEMENT	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Dollars in thousands except per share amounts)	December 31, 2006	September 30, 2006	Change	December 31, 2005	Change
(Unaudited)
Interest income	$22,226	$21,396	4%	$18,145	22%
Interest expense	12,000	11,440	5%	8,880	35%
Net interest income	10,226	9,956	3%	9,265	10%
Provision for loan losses	150	300	-50%	200	-25%
Net interest income after provision for loan losses	10,076	9,656	4%	9,065	11%
Non-interest income
Gain on sale of loans	305	97	214%	160	91%
Gain on sale of securities	-	-	NA	54	-100%
Checking fees	782	911	-14%	780	0%
Service fees	259	281	-8%	244	6%
Gain/(loss) on sale of real estate	-	-	NA	-	NA
Bank owned life insurance	197	195	1%	192	3%
Other	(31)	132	-123%	72	-143%
Total other income	1,512	1,616	-6%	1,502	1%

Total income	11,588	11,272	3%	10,567	10%

Compensation expense	3,166	3,275	-3%	2,897	9%
Other operating expenses	2,934	2,851	3%	2,708	8%
Conversion expenses	151	150	1%	-	NA
Option expense	75	73	3%	-	NA
Total other expense	6,326	6,349	0%	5,605	13%

Net income before provision for income tax	5,262	4,923	7%	4,962	6%

Provision for income tax	1,720	1,609	7%	1,546	11%

Net income	$3,542	$3,314	7%	$3,416	4%

Adjusted net income excluding option expense	$3,617	$3,387	7%	$3,416	6%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.29	$0.27	7%	$0.28	3%
Earnings per share, diluted	$0.29	$0.27	7%	$0.28	3%

Weighted average number of shares outstanding
Basic	12,089,248	12,078,088		11,993,984
Diluted	12,378,770	12,366,497		12,331,479

		Quarters Ended
	December 31, 2006	September 30, 2006	December 31, 2005
PERFORMANCE MEASURES AND RATIOS
Return on equity	12.26%	12.05%	13.25%
Return on tangible equity	15.98%	15.96%	17.83%
Return on average assets	1.06%	1.02%	1.14%
Efficiency ratio	53.89%	54.87%	52.20%

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Cascade Financial - 2006 Results
January 23, 2007

INCOME STATEMENT	Year Ended	Year Ended
(Dollars in thousands except per share amounts)	December 31, 2006	December 31, 2005	Change
(Unaudited)
Interest income	$82,658	$67,802	22%
Interest expense	43,268	31,276	38%
Net interest income	39,390	36,526	8%
Provision for loan losses	1,000	945	6%
Net interest income after provision for loan losses	38,390	35,581	8%
Other income
Gain on sale of loans	483	865	-44%
Gain on sale of securities	-	67	-100%
Checking fees	3,311	3,124	6%
Service fees	1,156	916	26%
Gain/(loss) on sale of real estate	(27)	33	-182%
Bank owned life insurance	769	764	1%
Other	334	564	-41%
Total other income	6,026	6,333	-5%

Total income	44,416	41,914	6%

Compensation expense	12,691	12,114	5%
Other operating expenses	11,227	10,382	8%
Conversion expenses	381	-	NA
Option expense	287	-	NA
FHLB prepayment fees	-	110	-100%
Total other expense	24,586	22,606	9%

Net income before provision for income tax	19,830	19,308	3%

Provision for income tax	6,475	6,262	3%

Net income	$13,355	$13,046	2%

Adjusted net income excluding option expense	$13,642	$13,046	5%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$1.11	$1.09	2%
Earnings per share, diluted	$1.08	$1.06	2%

Weighted average number of shares outstanding
Basic	12,060,191	11,977,824
Diluted	12,363,198	12,319,873

	Year Ended
PERFORMANCE MEASURES AND RATIOS	December 31, 2006	December 31, 2005
Return on equity	12.24%	13.13%
Return on tangible equity	16.08%	17.82%
Return on average assets	1.05%	1.13%
Efficiency ratio	54.14%	52.75%

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Cascade Financial - 2006 Results
January 23, 2007

BALANCE SHEET			Three Month		One Year
(Dollars in thousands except per share amounts)	December 31, 2006	September 30, 2006	Change	December 31, 2005	Change
(Unaudited)
Cash and due from banks	$23,707	$15,004	58%	$16,616	43%
Interest bearing deposits	19,172	12,808	50%	14,493	32%

Securities held-to-maturity	96,846	97,317	0%	95,122	2%
Federal Home Loan Bank stock	11,920	11,920	0%	11,920	0%
Securities available-for-sale	130,656	133,747	-2%	140,596	-7%
Total securities	239,422	242,984	-1%	247,638	-3%
Loans
Business	442,391	440,586	0%	394,034	12%
R/E construction	289,993	241,951	20%	165,957	75%
Commercial real estate	119,298	144,313	-17%	141,109	-15%
Multifamily	34,719	41,070	-15%	52,057	-33%
Home equity/consumer	27,686	29,239	-5%	32,160	-14%
Residential	96,350	94,698	2%	95,429	1%
Total loans	1,010,437	991,857	2%	880,746	15%
Deferred loan fees	(3,434)	(3,439)	0%	(3,443)	0%
Allowance for loan losses	(10,988)	(11,005)	0%	(10,254)	7%
Loans, net	996,015	977,413	2%	867,049	15%
Premises and equipment	12,003	12,016	0%	12,270	-2%
Real estate and repossessed assets owned	-	-	NA	101	NA
Bank owned life insurance	17,974	17,805	1%	17,313	4%
Other assets	10,991	11,115	-1%	10,193	8%
Goodwill and other intangibles	25,970	26,005	0%	26,111	-1%

Total assets	$1,345,254	$1,315,150	2%	$1,211,784	11%

Deposits
Personal checking accounts	$57,075	$55,510	3%	$46,337	23%
Business checking accounts	82,432	81,956	1%	74,131	11%
Savings and money market accounts	290,444	262,206	11%	196,790	48%
Certificates of deposit	425,498	440,434	-3%	478,510	-11%
Total deposits	855,449	840,106	2%	795,768	7%
FHLB advances	243,000	233,000	4%	236,000	3%
Securities sold under agreement to repurchase	95,710	95,700	0%	51,058	87%
Other liabilities	10,121	8,504	19%	8,553	18%
Jr. Sub. Deb. (Trust Preferred Securities)	25,775	25,353	2%	15,212	69%

Total liabilities	1,230,055	1,202,663	2%	1,106,591	11%

Stockholders' equity
Common stock and paid in capital	39,551	39,415	0%	38,245	3%
Retained earnings	77,952	75,377	3%	68,945	13%
Accumulated comprehensive gain/(loss)	(2,304)	(2,305)	0%	(1,997)	15%
Total stockholders' equity	115,199	112,487	2%	105,193	10%

Total liabilities and stockholders' equity	$1,345,254	$1,315,150	2%	$1,211,784	11%

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Cascade Financial - 2006 Results
January 23, 2007

(Unaudited) (Dollars in thousands, except per share amounts)		Quarter Ended
AVERAGE BALANCES	December 31, 2006	September 30, 2006	December 31, 2005
Average assets	$1,324,052	$1,291,355	$1,194,006
Average earning assets	1,254,662	1,220,900	1,126,032
Average loans	1,007,150	974,806	874,683
Average deposits	838,847	831,478	795,884
Average equity	114,627	109,072	102,690
Average tangible equity	88,639	83,049	76,633

	Year Ended
AVERAGE BALANCES	December 31, 2006	December 31, 2005
Average assets	$1,275,556	$1,155,738
Average earning assets	1,206,633	1,088,822
Average loans	955,692	854,684
Average deposits	816,288	770,337
Average equity	109,103	99,370
Average tangible equity	83,063	73,228

ASSET QUALITY	December 31, 2006	September 30, 2006	December 31, 2005
Nonperforming loans (NPLs)	$851	$112	$1,987
Nonperforming loans/total loans	0.08%	0.01%	0.23%
Net loan charge-offs (recoveries) in the quarter	$167	$33	$27
Net charge-offs/total loans	0.02%	0.00%	0.00%
Allowance for loan losses/total loans	1.09%	1.11%	1.16%
Allowance for loan losses/nonperforming loans	1,291%	9,826%	516%
Real estate/repossessed assets owned	$-	$-	$101
Nonperforming assets	$851	$112	$2,088
Nonperforming assets/total assets	0.06%	0.01%	0.17%

EQUITY ANALYSIS	December 31, 2006	September 30, 2006	December 31, 2005
Total equity	$115,199	$112,487	$105,193
Less: goodwill and intangibles	25,970	26,005	26,111
Tangible equity	$89,229	$86,482	$79,082

Common stock outstanding	12,093,699	12,086,890	12,004,734
Book value per common share	$9.53	$9.31	$8.76
Tangible book value per share	$7.38	$7.16	$6.59

CAPITAL / ASSET RATIOS
GAAP (Including Jr. Sub. Deb.)	10.48%	10.48%	9.94%
Tier 1	8.89%	8.85%	8.12%
Tangible (excluding Jr. Sub Deb.)	6.76%	6.71%	6.67%

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Cascade Financial - 2006 Results
January 23, 2007

(Unaudited)		Quarter Ended
INTEREST SPREAD ANALYSIS	December 31, 2006	September 30, 2006	December 31, 2005
Yield on loans	7.74%	7.54%	6.98%
Yield on investments	4.57%	4.62%	4.47%
Yield on earning assets	7.03%	6.95%	6.41%

Cost of deposits	3.83%	3.67%	2.80%
Cost of FHLB advances	4.82%	4.90%	4.45%
Cost of other borrowings	1.79%	2.01%	2.93%
Cost of Jr. Sub. Deb.	8.20%	8.23%	8.42%
Cost of interest bearing liabilities	4.26%	4.15%	3.50%

Net interest spread	2.77%	2.80%	2.91%
Net interest margin	3.23%	3.24%	3.29%

	Year Ended
INTEREST SPREAD ANALYSIS	December 31, 2006	December 31, 2005
Yield on loans	7.55%	6.84%
Yield on investments	4.60%	4.35%
Yield on earning assets	6.85%	6.23%

Cost of deposits	3.50%	2.38%
Cost of FHLB advances	4.71%	4.60%
Cost of other borrowings	1.99%	3.05%
Cost of Jr. Sub. Deb.	8.25%	7.76%
Cost of interest bearing liabilities	4.01%	3.22%

Net interest spread	2.84%	3.01%
Net interest margin	3.26%	3.35%

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These measures include core earnings, return on tangible equity, tangible book value per share and tangible capital to asset ratio.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included elsewhere in this release.

For 2006 and the most recent quarter, Cascade has identified gains and losses on sales of loans and securities, interest rate swap termination costs, technology conversion and stock option expenses (net of related tax effects) and “tangible equity” which excludes intangible assets, as non-core in the computation of core earnings. Cascade views these charges as infrequent and not specifically related to its operating activities during the current periods. Management uses the non-GAAP information above internally, and has disclosed it to investors, based on its belief that the information provides additional, valuable information relating to its operating results in light of its business strategies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the risks inherent in significant construction lending, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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Note: Transmitted on Business Wire at 1:00 pm, PDT on January 23, 2007.